Exhibit 99.2

Cornerstone Pharmaceuticals, Inc.

(Formerly Rafael Pharmaceuticals, Inc.)
Financial Statements

As of and For the Three Months Ended October 31, 2023 and 2022

CORNERSTONE PHARMACEUTICALS, INC.

i

CORNERSTONE PHARMACEUTICALS, INC.
BALANCE SHEETS

As of October 31, 2023 and July 31, 2023

(in thousands, except share and per share data)

	October 31,	July 31,
	2023	2023
	(Unaudited)	(Note 2)
ASSETS

CURRENT ASSETS
Cash	$3,414	$5,918
Marketable securities	79	78
Prepaid expenses and other current assets	144	116
Total current assets	3,637	6,112

NON-CURRENT ASSETS
Property and equipment, net	21	72
ROU asset, net	55	-
Deferred debt issuance costs	9,763	11,712

TOTAL ASSETS	$13,476	$17,896

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$2,391	$4,856
Accrued expenses	4,691	4,970
Deferred officers’ salaries	27	27
Advances payable - related parties	1,289	1,289
Line of credit - related parties	29,753	29,178
Convertible promissory note - related parties	2,091	2,053
Convertible notes	12,189	12,239
Operating lease liability	28	-
Total current liabilities	52,459	54,612

LONG-TERM LIABILITIES
Accounts payable - long-term	8,542	8,542
Line of credit - long-term	21,875	21,875
Derivative liabilities	5,190	3,832
Operating lease liability - long-term	27	-

TOTAL LIABILITIES	88,093	88,861

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT

Convertible Preferred stock, $0.001 par value; 300,000,000 shares authorized; 96,554,287 shares issued and outstanding as of October 31, 2023 and 95,506,059 as of July 31, 2023, respectively	97	97
Common stock, $0.01 par value; 31,000,000 shares authorized; 2,442,034 shares issued and outstanding as of October 31, 2023 and July 31, 2023, respectively	24	24
Additional paid-in capital	190,212	189,898
Accumulated deficit	(264,950)	(260,984)
Total stockholders’ deficit	(74,617)	(70,965)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$13,476	$17,896

Common stock amounts have been retroactively adjusted to reflect a 10 for 1 reverse stock split of the Company’s common stock effective as of March 13, 2024.

See accompanying notes to the financial statements.

CORNERSTONE PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS

For the Three Months Ended October 31, 2023 and 2022

(in thousands)

(Unaudited)

	For The Three Months Ended October 31,
	2023	2022

OPERATING EXPENSES
Research and development	$1,277	2,392
General and administrative	729	527
TOTAL OPERATING EXPENSES	2,006	2,919

LOSS FROM OPERATIONS	2,006	2,919

OTHER INCOME AND (EXPENSE)
Interest income	1	1
Interest expense	(2,661)	(4,528)
Change in fair value of derivative liabilities	(1,358)	5,426
Forgiveness of accounts payable	2,101	-
Foreign exchange loss	(43)	-
TOTAL OTHER INCOME AND (EXPENSE)	(1,960)	899

LOSS BEFORE INCOME TAXES	3,966	2,020

INCOME TAX BENEFIT	-	-

NET LOSS	$3,966	$2,020

See accompanying notes to the financial statements

CORNERSTONE PHARMACEUTICALS, INC.
STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Three Months Ended October 31, 2023 and 2022

(in thousands, except share data)

(Unaudited)

	Preferred Stock								Common Stock		Additional		Total
	Series A		Series B		Series C		Series D				Paid-in	Accumulated	Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit
Balance as of July 31, 2022	3,057,500	$3	26,454,278	$27	6,321,194	$6	60,673,087	$61	2,442,034	$24	$188,587	$(265,179)	$(76,471)
Stock-based compensation resulting from stock options granted to non-employees and employees	-	-	-	-	-	-	-	-	-	-	328	-	328
Net Loss	-	-	-	-	-	-	-	-	-	-	-	(2,020)	(2,020)
Balance as of October 31, 2022	3,057,500	$3	26,454,278	$27	6,321,194	$6	60,673,087	$61	2,442,034	$24	$188,915	$(267,199)	$(78,163)

Balance as of July 31, 2023	3,057,500	$3	26,454,278	$27	6,321,194	$6	60,673,087	$61	2,442,034	$24	$189,898	$(260,984)	$(70,965)
Stock-based compensation resulting from stock options granted to non-employees and employees	-	-	-	-	-	-	-	-	-	-	254	-	254
Preferred stock issued for exercise of warrants	-	-	(20)	-	48,248	-	-	-	-	-	60		60
Net Loss	-	-	-	-	-	-	-	-	-	-	-	(3,966)	(3,966)
Balance as of October 31, 2023	3,057,500	$3	26,454,258	$27	6,369,442	$6	60,673,087	$61	2,442,034	$24	$190,212	$(264,950)	$(74,617)

Common stock amounts have been retroactively adjusted to reflect a 10 for 1 reverse stock split of the Company’s common stock effective as of March 13, 2024.

See accompanying notes to the financial statements

CORNERSTONE PHARMACEUTICALS, INC.
STATEMENTS OF CASH FLOWS

For the Periods Ended October 31, 2023 and 2022

(in thousands)

(Unaudited)

	For The Three Months Ended October 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,966)	$(2,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3	22
Amortization of debt discount	1,949	1,949
ROU asset, net	(55)	-
Loss on sale of fixed assets	43	-
Interest expense on convertible promissory note - related parties	613	2,472
Non cash stock-based compensation	254	328
Change in fair value of derivative liabilities	1,358	(5,426)
Gain on forgiveness of accounts payable	(2,101)	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(28)	71
Operating lease liability	55	-
Accounts payable	(364)	18
Accrued expenses	(269)	188

NET CASH USED IN OPERATING ACTIVITIES	(2,508)	(2,398)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of property and equipment	5	-
Investment in marketable securities	(1)	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	4	-

NET DECREASE IN CASH	(2,504)	(2,398)

CASH AT BEGINNING OF PERIOD	5,918	11,149

CASH AT END OF PERIOD	$3,414	$8,751

See accompanying notes to the financial statements

CORNERSTONE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE PERIODS ENDED OCTOBER 31, 2023 AND 2022

These notes have been retroactively adjusted to reflect a 10 for 1 reverse stock split of the Company’s common stock effective as of March 13, 2024.

1.	ORGANIZATION, BUSINESS OVERVIEW AND MANAGEMENT’S PLAN

Cornerstone Pharmaceuticals, Inc. (formerly Rafael Pharmaceuticals, Inc.) was formed as a result of a merger in 2002 between Cornerstone Ventures, LLC (“Ventures”), a New York limited liability company which was organized on May 14, 1999, and Cornerstone Pharmaceuticals, Inc., a New York corporation which was incorporated on November 1, 2001, with Cornerstone Pharmaceuticals, Inc. (the “Company”) being the surviving entity. On December 24, 2009, the Company (New York) was merged with and into a newly formed Delaware corporation by the same name, for the purpose of changing domiciles. This merger had no financial or accounting effects on the Company. On May 10, 2017, the Board of Directors approved the resolution changing the name to Rafael Pharmaceuticals, Inc. On April 29, 2022, the Board of Directors approved the resolution changing the Company’s name back to Cornerstone Pharmaceuticals, Inc.

The Company is a privately held, clinical stage, oncology-focused biopharmaceutical company engaged in developing therapeutics that exploit and target cancer cell metabolism. The drug candidate is in the development phase (see Note 16) and has not received regulatory approval. The Company has yet to generate any revenues from its product candidate in development. The Company has performed certain research related activities under grant and service agreements for which revenue was earned and recognized.

Since inception, the Company has incurred significant losses from operations and has not generated positive cash flows from operations. In addition, the Company does not have any revenue stream to support its cost structure. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and the classification of liabilities that might be necessary from the outcome of this uncertainty.

Management’s Plan

The development of the Company’s products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring such products to market and to establish, acquire or contract for manufacturing and marketing capabilities. Future capital requirements will depend on factors including scientific progress in research and development programs, the Company’s ability to establish collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals and effective commercialization activities. Since inception, the Company has incurred significant losses from operations and has not generated positive cash flows from operations. In addition, the Company does not have any revenue stream to support its cost structure. The Company has secured two lines of credit, a $50,000,000 Line of Credit and a $25,000,000 Line of Credit, which the Company will use for planned activities and to expand its activities (see Note 7). As of October 31, 2023, the Company has drawn down $46,875,000 on its Lines of Credit and the remaining amount available to draw down is $28,125,000.

The Company will need to raise substantial additional capital in order to bring its products to market and reach additional milestones in its licensing agreement in order to recognize revenue. There can be no assurance that such new offerings will be consummated or that such collaborative ventures will be entered into on favorable terms, if at all. If such new offerings are not consummated or additional financing is not otherwise available, the Company will be required to modify its business development plans or reduce or cease certain or all operations. In the event that any additional funding is obtained, such financings may have a dilutive effect to current stockholders.

As of October 31, 2023, the Company is in default on approximately $12,189,320 of convertible notes as they are beyond their payment terms and that other debt which is also past due but no notice of default has been provided (see Note 7).

Subsequent to the balance sheet date, the Company submitted several proposed restructuring transactions for stockholder approval. The transactions included a minority stockholder right offering, conversion of convertible notes plus accrued interest through date of transaction in the amount of $15,514,631 to common stock, converting all preferred stock to common stock, conversion of related parties’ debt plus accrued interest through date of transaction in the amount of $32,730,465 to common stock and additional investment of $1,500,000 from a related party in exchange for common stock at a set transaction price. This transaction included a reverse stock split to the ratio of 10:1. All references to common shares and common per share amounts presented have been adjusted retroactively to reflect the stock split. Included in these transactions was an amendment to the first Line of Credit, limiting the Company to the amount already drawn, removing the anti-dilution protections and extending the maturity date to May 31, 2028. The Company received approval and closed these transactions on March 13, 2024. As a result of these transactions, Rafael Holdings, Inc. and its affiliates became the controlling shareholder of the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”) applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

Operating results for the three months ended October 31, 2023 and 2022 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2024. The balance sheet at July 31, 2023 has been derived from the Company’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended July 31, 2022 and 2020.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The valuation of derivative liabilities, fair value of the of stock-based compensation expense, allocation of certain expenses between general and administrative and research and development expenses, accounting for the issuance of warrants, and accounting for certain income tax items including our conclusion to establish a valuation allowance, require the significant use of estimates and assumptions. Management believes that amounts recorded based on estimates and assumptions are reasonable and any differences between estimates and actual amounts will not have a material impact on the Company’s financial statements.

Cash and Marketable Securities — Cash consists of cash and deposits of all highly-liquid debt instruments of three months or less that are readily convertible into cash.

The Company’s investments in marketable securities have been classified and accounted for as trading securities. The Company’s marketable securities are measured at fair value with gains and losses recognized in other income/(expense). The cost of securities sold is determined using the specific identification method.

Property and Equipment — Property and equipment consist of office equipment, laboratory equipment and leasehold improvements. Property and equipment are recorded at cost less accumulated depreciation and amortization. The related depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets as follows: office equipment and laboratory equipment - three to five years; and leasehold improvements - 10 years, which represents the lesser of the estimated life of the assets or the lease term. Minor maintenance and repairs, and minor renewals and betterments are charged to expense as incurred.

Advances Payables to Related Parties — Funds were advanced to the Company from time to time for operating purposes from related parties. Advances payable to related parties were $1,288,522 at October 31, 2023 and July 31, 2023.

Long-Lived Assets — The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. An impairment loss is recognized whenever the carrying amount of a long-lived asset exceeds the expected future cash flows, on an undiscounted basis, to be generated from the asset, including eventual disposition. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company’s management determined that no events or changes in circumstances have indicated that asset-carrying values were no longer recoverable. No impairment charges were recorded during the three months ended October 31, 2023 and 2022.

Leases - The Company accounts for its leases in accordance with ASC Topic 842, Leases (“ASC 842”). ASC 842 is a Financial Accounting Standards Board (“FASB”) guideline that requires companies to record leases longer than 12 months as assets and liabilities on their balance sheets. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. Variable lease expenses, if any, are recorded when incurred.

Income Taxes — Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Valuation allowances have been established as it is more likely than not that the deferred tax assets will not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions. The tax years subject to audit are 2021 through 2023. The Company does not believe there will be a material change in its recognized tax positions over the next 12 months.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgement occurs.

The Company has sustained losses since inception, which has generally resulted in a zero percent effective tax rate except for the benefit realized for selling the New Jersey net operating losses (NOL’s) and credits (defined in Note 13).

The Company’s policy is to recognize interest and penalties accrued on tax matters as a component of income tax expense. The Company has not incurred any interest or penalties.

Revenue Recognition — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09. The objective of the ASU is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, which supersedes most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the ASU, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. The five-step analysis consists of the following: (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract, and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC.

The Company derives its revenue from the License of the Licensed Compounds and products which falls within the scope of accounting standard codification ASC 606, Revenue from Contracts with Customers and is accounted for at the point in time when control of the goods or services transfers to the customer and the Company’s performance obligation is satisfied.

Research and Development Costs and Expenses — Research and development (“R&D”) costs and expenses consist primarily of salaries and related personnel expenses, stock-based compensation, fees paid to external service providers, purchased in-process research and development, laboratory supplies, costs for facilities and equipment, license costs, and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred. Estimates have been used in determining the liability for certain costs where services have been performed but not yet invoiced. The Company monitors levels of performance under each significant contract for external service providers, including the extent of patient enrollment and other activities through communications with the service providers to reflect the actual amount expended.

Concentrations of Risk — Financial instruments which potentially subject the Company to concentrations of risk principally consist of cash. At times the Company invests excess cash primarily in money market funds backed by U.S. Treasury collateral. At times, such funds may exceed federally insured limits. At times during fiscal years 2023 and 2022, the Company had cash that was in excess of the federally insured limits. The Company places its temporary cash investments with high credit quality institutions.

Any products developed by the Company will require approval from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s products will receive the necessary approvals. If the Company is denied such approvals or such approvals are delayed, it could have a material adverse effect on the Company.

The Company’s drug candidates are in the development phase and none have received regulatory approval. To achieve profitable operations, the Company must successfully develop, test, manufacture and market its products. There can be no assurance that any such products can be developed successfully or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect on the Company’s future financial results.

For the three months ended October 31, 2023, the Company had purchase concentrations of 25% and 13% from two vendors.

For the three months ended October 31, 2022, the Company had no purchase concentrations of over 10% to any individual vendor.

Stock-Based Compensation — The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires all grants of employee stock options to be recognized in the statement of operations based on their grant date fair values, which is determined by using the Black-Scholes option-pricing model. For stock options granted to employees and to members of the Board of Directors for their services on the Board of Directors, the Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model. The use of the Black- Scholes option- pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. The Company records compensation cost over the related service periods.

The Company recorded stock-based option compensation as follows (in thousands):

	For the Three Months ended October 31,
	2023	2022
General and administrative	$43	$44
Research and development	211	284
Total	$254	$328

No related tax benefits from stock compensation expense were recognized for the three months ended October 31, 2023 and 2022.

As of October 31, 2023, there was $994,174 of unrecognized compensation cost related to non-vested share-based compensation, which will be amortized over the remaining service period.

Warrants — The Company accounts for warrants to purchase stock based on guidelines provided in ASC Topic 815, Derivatives and Hedging – Contracts in Entity’s Own Equity (“ASC 815”) which provides guidance on contracts that are settled in the Company’s own shares as either a liability or as an equity instrument depending on the warrant agreement. The Company uses the Black-Scholes or trinomial pricing models, depending on the applicable terms of the warrant agreement, to value the derivative warrant liabilities in bifurcating such amount from convertible notes payable (See Notes 8 and 11).

Deferred Financing Costs — The Company accounted for deferred financing costs in accordance with ASU Topic 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which provides guidance on how to accounts for changes in the way debt issuance costs are reported. Debt issuance costs, prior to ASU 2015-03, were reported on the balance sheet as assets and amortized over the life of the loan(s). ASU 2015-03 requires these costs to be reported as liabilities on the balance sheet as a discount to the debt. These costs were incurred before an associated debt liability is recorded in the financial statements, therefore, are presented as an asset on the Company’s balance sheet. These costs represent the common stock issued and the anti-dilution provision associated with obtaining the Line of Credit (see Note 7). These fees are amortized over the terms of the respective financing agreements, on a straight- line basis which approximates the effective interest method. Unamortized deferred financing fees are expensed in full when the associated debt is refinanced, repaid before maturity, or otherwise extinguished.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position, results of operations or cash flows upon adoption.

3.	FAIR VALUE MEASUREMENTS

Accounting Standards Codification ASC Topic 820, Fair Value Measurement and Disclosures (“ASU 820”), establishes a consistent framework in how to value the fair value of assets and liabilities. This framework is intended to increase consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair value. This standard also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings.

This standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This standard also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Reported amounts for cash, accounts payable and stockholder advances are generally considered to be representative of their respective fair values because of the short-term nature of those instruments and are considered Level 1.

As required by ASC 820-10, assets and liabilities fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Convertible promissory notes were recorded based on the face values as of their respective issuance dates with the exception of the Convertible Promissory Note – D Series (“D Note”) dated September 16, 2016 with a face value of $10,000,000. The proceeds allocated to the Series D Note are adjusted for amortization for the difference between the issuance value and the fair value as of the date of issuance. Due to close proximity to the issuance dates, including the relatively short maturity dates, the carrying amounts of the convertible notes were valued as of their issuance dates except for the D Note which was carried at the initial fair value measurement date as adjusted for discount amortization. The Company concluded that an estimation of the fair value of the convertible promissory notes was not practical due to the short-term maturity obligations of the respective instruments (see Note 8).

The Company determined that the anti-dilution feature of the line of credit (see Note 7) should be recognized as a free-standing instrument that meets the definition of a derivative under ASC 815. Accordingly, the Company recorded the value of the anti-dilution feature as a derivative liability which will be stated at fair value at each reporting period with changes in fair value being recorded as a marked-to-market adjustment in the Company’s statement of operations. For the significant assumptions the Company used to calculate the derivative liability (see Note 9).

The following tables set forth the Company’s assets and liabilities fair value at October 31, 2023 and July 31, 2023 by level within the fair value hierarchy (in thousands):

	Carrying	Fair Value Measurement as of October 31, 2023
	Value	Level 1	Level 2	Level 3
Assets:
Cash	$3,414	$3,414	$-	$-
Marketable securities	79	79	-	-
Liabilities:
Convertible notes	$12,189	$-	$-	$12,189
Convertible promissory note - related parties	2,091	-	-	2,091
Account payable – long-term	8,542	-	-	8,542
Derivative liabilities	5,190	-	-	5,190

	Carrying	Fair Value Measurement as of J uly 31, 2023
	Value	Level 1	Level 2	Level 3
Assets:
Cash	$5,918	$5,918	$-	$-
Marketable securities	78	78	-	-
Liabilities:
Convertible notes	$12,239	$-	$-	$12,239
Convertible promissory note - related parties	2,053	-	-	2,053
Account payable – long-term	8,542	-	-	8,542
Derivative liabilities	3,832	-	-	3,832

The following table sets forth the Company’s change in derivative liabilities for the period ended October 31, 2023 (in thousands):

Derivative Liabilities
Balance as of July 31, 2022	$25,534
Change in fair value	(21,702)
Balance as of July 31, 2023	3,832
Change in fair value	(1,358)
Balance as of October 31, 2023	$5,190

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of the following (in thousands):

	October 31, 2023	July 31, 2023
Deposits with vendors and service providers	$91	$49
Insurance	53	67
Total	$144	$116

5.	PROPERTY AND EQUIPMENT

Property and equipment, net is comprised of the following (in thousands):

	October 31, 2023	July 31, 2023
Laboratory equipment	$933	$1,004
Computer and office equipment	150	150
Leasehold improvements	2,089	2,089
	3,172	3,243
Less: Accumulated depreciation and amortization	(3,151)	(3,171)
	$21	$72

Depreciation and amortization expense was $3 and $22 for the three months ended October 31, 2023 and 2022, respectively. For the three months ended October 31, 2023 the company received $5k for the sale of fixed assets and recorded a loss of $43 on that sale.

6.	ACCRUED EXPENSES

Accrued expenses is comprised of the following (in thousands):

	October 31, 2023	July 31 2023
Interest (due to convertible note holders)	$4,082	$3,993
Compensation	50	50
Clinical and research costs	217	746
Other	258	155
Legal and professional fees	84	26
Total	$4,691	$4,970

Compensation costs include unpaid employee salaries and benefits and severance obligations to former executives.

7.	NOTES PAYABLE

Creditor Balance

On June 2, 2023, the Company signed a forbearance agreement (“Agreement”) with a major creditor (the “Creditor”) whom they owed approximately $10,542,000 million arising from unpaid amounts in connection with work performed and costs incurred by the Creditor under previous work orders. The outstanding balance does not bear interest. As part of the Company’s plan to seek new capitalization, the Company paid $2,000,000 following the execution of a change order on July 21, 2023. The Company also agreed to an additional payment of $2,000,000 upon the issuance of a FDA authorization to market any product of the Company. In the event the Company completes a capital transaction which results in an aggregate of $100,000,000 in additional capital received after January 1, 2023, the Company agrees to pay an additional $4,000,000 to the Creditor within 15 days of such capital transaction. In exchange for Company’s agreement to make timely payments of the above-mentioned sums due in the Agreement, the Creditor will waive approximately $2,542,000 of outstanding debt, representing all remaining amounts due to the Creditor.

Following the payment of the initial $2,000,000, and pursuant to the terms of the agreement, the Creditor agreed to forbear from exercising any of its rights, remedies or claims in respect to the outstanding balance. The forbearance shall not be deemed to have otherwise waived, released, or adversely affected any of the Creditor’s rights, remedies or claims in respect to the outstanding balance.

As of October 31, 2023 related to this debt, the Company has $8,542,000 accrued on the balance sheet under accounts payable – long-term, which includes the $2,542,000 which will be waived once all other payments are made.

Convertible Promissory Note – Related Party

On March 22, 2023, the Company entered into an agreement for the purchase of an asset and all the rights comprising or associated with the development, manufacture, and commercialization of a clinical-stage cancer metabolism molecule. Assets purchased included the drug compound, patents, trademarks, transferred contracts, IND files and related correspondence, as well as physical inventory of the drug for use in clinical trials. Total consideration for all assets purchased amounted to $2,000,000, which was expensed to research and development on the statement of operations. The Company funded this purchase via a convertible promissory note (the “CPN”) from a related party. The CPN had an initial maturity date of May 22, 2023 and bore interest at a rate of 7.5% per annum which would increase to 11% if extended. Subsequent to the balance sheet date, the Company amended the maturity date and interest to March 14, 2024 with the interest rate remaining at 7.5%.

The entire CPN together with all accrued unpaid interest, may, at the Company’s election at any time be converted into a number of shares calculated by dividing the entire amount owed by the conversion price used by the Company in a qualified offering/conversion, and if no qualified offering/conversion has been consummated, the fair market value for the conversion as determined by an independent third-party valuation firm. Subsequent to the balance sheet date, the Company is in the process of a comprehensive restructuring with the related party and plans to convert this note into shares.

Subsequent to the balance sheet date, the Company submitted several proposed restructuring transactions for stockholder approval. Included in these transactions was conversion of the CNP debt plus accrued interest in exchange for common stock at a set transaction price. The transactions included a reverse stock split to the ratio of 10:1. The Company received approval and closed on the transactions on March 13, 2024. As a result of these transactions, Rafael Holdings, Inc. and its affiliates became the controlling shareholders of the Company.

During the three months ended October 31, 2023 and 2022, the Company recorded $37,808 and $0 of interest expense, respectively, recorded to interest expense on the statements of operations.

Lines of Credit

A.	RP Finance

On February 3, 2020, the Company entered into a Line of Credit Loan Agreement (“Line of Credit Agreement”) with RP Finance, LLC (“RP Finance”), which provides a revolving commitment of up to $50,000,000 to fund clinical trials and other capital needs.

Rafael Holdings, Inc. owns 37.5% of the equity interests in RP Finance and is required to fund 37.5% of funding requests from the Company under the Line of Credit Agreement. Howard Jonas owns 37.5% of the equity interests in RP Finance and is required to fund 37.5% of funding requests from the Company under the Line of Credit Agreement. The remaining 25% equity interests in RP Finance is owned by other shareholders of the Company and are required to fund 25% of funding requests from the Company under the Line of Credit Agreement.

Under the Line of Credit Agreement, all funds borrowed will bear interest (subject to the Heter Iska) at the mid-term Applicable Federal Rate published by the U.S. Internal Revenue Service. The maturity date is the earlier of February 3, 2025, upon a change of control of the Company or a sale of the Company or its assets. The Company can draw on the facility on 60 days’ notice. The funds borrowed under the Line of Credit Agreement must be repaid out of certain proceeds from equity sales by the Company.

In connection with entering into the Line of Credit Agreement, the Company agreed to issue to RP Finance 261,231 shares of its common stock, representing 12% of the issued and outstanding shares of common stock, with such interest subject to anti-dilution protection as set forth in the Line of Credit Agreement. The common stock issued was valued at a price of $19.5 a share, or $5,112,297. The anti-dilution clause was valued at $33,580,762, which was recorded as a derivative liability. The total aggregate value of the stock issued and the anti-dilution clause was $38,693,059, which the Company recorded as deferred debt issuance costs, net and will be amortized over the life of the line of credit on a straight-line basis which approximates the effective interest method. For three months ended October 31, 2023 and the years ended July 31, 2023, the Company recorded $1,948,418 and $7,730,140 as amortization expense respectively. As of October 31, 2023, the remaining amount of the deferred debt issuance cost was $9,763,273.

As of October 31, 2023, the Company has drawn down $21,875,000 on its Line of Credit and the remaining amount available to draw down is $28,125,000. Subsequent to the balance sheet date, this Line of Credit was amended, limiting the Company to the amount already drawn, removed the anti-dilution protections and extending the maturity date to May 31, 2028.

Subsequent to the balance sheet date, the Company submitted several proposed restructuring transactions for stockholder approval. Included in these transactions was an amendment to the first Line of Credit, limiting the Company to the amount already drawn, removing the anti-dilution protections and extending the maturity date to May 31, 2028. The Company received approval and closed these transactions on March 13, 2024.

B.	Rafael Holdings

On September 24, 2021, the Company enter into a second Line of Credit Loan Agreement between the Company(“debtor”) and Rafael Holdings, Inc.(“lender”), a Delaware corporation in the amount of $25,000,000 to fund business activities.

Under the second Line of Credit Agreement, all funds borrowed will bear interest at a variable rate as set forth in the agreement, 9% per annum (subject to the Heter Iska). The maturity date means the later of (x) the end date under a merger agreement signed on June 17, 2021, and (y) 135 calendar days following termination of the merger agreement. The lender may elect in its sole discretion by issuing written notice to the debtor to convert the outstanding balance into a number of fully paid and non-assessable shares of any existing class and series of equity of the debtor that equals the outstanding balance divided by the conversion price.

Per the terms of the Heter Iska, funds received under the second Line of Credit Loan Agreement would not be treated as a loan and bear interest but would be treated as an investment with a profit-sharing agreement for the profits or losses generated from the use of those funds. The Company can elect to repay those funds along with amounts representing the interest calculated under the terms of the second Line of Credit Loan Agreement in place of Rafael Holdings, Inc.’s share of the profit generated. During the three months ended October 31, 2023 and 2022, the Company recorded interest in the amounts of $575,000 and $2,472,075.

As of October 31, 2023, the Company drawn down the full $25,000,000 of the second Line of Credit.

Subsequent to the balance sheet date, the Company submitted several proposed restructuring transactions for stockholder approval. Included in these transactions was conversion of the second Line of Credit debt plus accrued interest in exchange for common stock at a set transaction price. This transaction included a reverse stock split to the ratio of 10:1. The Company received approval and closed this transaction on March 13, 2024. As a result of these transactions, Rafael Holdings, Inc. and its affiliates became the controlling shareholder of the Company.

8.	CONVERTIBLE NOTES

The convertible notes issuance through October 31, 2023 are as follows:

	Total	C Notes (1) (2)
Balance as of July 31, 2023	$12,239	$12,239
Converted	50	-
Balance as of October 31, 2023	$12,189	$12,239

The Company has $12,189,320 of Series C convertible promissory notes outstanding (the “C Notes”). The C Notes carry an interest rate of 3.5% per annum and are due, together with accrued interest, one year (unless amended) from date of issuance and automatically accelerate upon the sale of the Company in its entirety or the sale or license of substantially all of the Company’s assets or intellectual property. The C Notes (including all accrued and unpaid interest thereon) automatically convert into the same class of securities (including stock warrants) sold in our next equity financing (i) where the Company receives gross proceeds of at least $10,000,000 from Institutional Investors (a “Qualified Financing”), or (ii) from an underwritten initial public offering (“IPO”). The conversion price of the C Notes upon a Qualified Financing shall be the lesser of (i) 90% of the price per share (or unit) at which the securities in the Qualified Financing are sold, or (ii) $1.25 price per share (or unit) (whichever is less) at the holder’s selection of (i) or (ii), and 90% of the share price per share (or unit) at which securities in an IPO are first sold.

In addition to the mandatory conversion, any holder of C Notes has the option to (i) redeem any subsequent equity financing that does not result in gross proceeds of at least $10,000,000 from Institutional Investors, pursuant to which the C Notes will convert into the same class of securities sold in such financing at the Applicable Qualified Financing Purchase Price or (ii) at any time, convert the notes into “Series C Units.” Each unit is comprised of one share of the Company’s Series C Convertible Preferred Stock (“C Preferred Stock”) at a conversion price of $1.25 per unit, and one warrant to purchase one share of the Company’s C Preferred Stock at an exercise price of $1.375 per share. The warrants expire four years from the initial date of the note unless amended. The Company has extended the expiration dates on certain warrants (see Note 11).

In the event of a Liquidation Event prior to the repayment or conversion of the C Notes, the holder shall be entitled to receive either (a) an amount equal to the outstanding principal and interest due, or (b) the pro rata per share amount of the proceeds of such liquidation the holders would be entitled to had they converted the C Note into Series C Units immediately prior to such Liquidation Event and exercised all warrants to purchase Series C Preferred Stock issued in connection with such conversion. At the time of issuance, no beneficial conversion charge was recorded as the fair value of the Series C unit was determined by management to be less than the stated conversion value. When the triggering event that forces conversion where both price and shares are known, a beneficial conversion charge will be recorded in earnings with a corresponding charge to additional paid-in capital.

On January 16, 2016, the Company issued a $500,000 C Note to an investor. The C Note carried an interest rate of 3.5% per annum and was due, together with accrued interest, on January 14, 2018. On January 21, 2016, the Company entered into a subscription agreement for the issuance of up to $10,000,000 in 3.5% Series D Convertible Promissory Notes with an investor which are convertible into Series D Preferred Stock and shares of common stock into which Series D Preferred Stock may be convertible. Upon completion of due diligence, and the payment by the investor of $9,500,000, a Series D Note in the amount of $10,000,000 carrying an interest rate of 3.5% per annum was issued. The D Note, including the unpaid interest, has a maturity date of two years. In addition, the Company issued a warrant (“Warrant”) to the holder to purchase up to 56% of the outstanding capital stock of the Company.

On March 31, 2016, the Company entered into the First Global Amendment to the Loan Documents (“Amendment”). The Amendment provided for an additional advance of $1,500,000 in proceeds in exchange for an additional C Note. The C Notes were issued on April 13, 2016 and carried an interest rate of 3.5% per annum and were due April 12, 2018. An equity bonus was also granted to be calculated based on 10% of the outstanding capital stock on a fully dilutive basis based on achieving certain milestones: the earlier to occur of FDA approval of drug development; an IPO with a valuation of a least $500,000,000; a Liquidation Event or Change of Control based upon escalating Liquidation Values ($250,000,000, $350,000,000 and $500,000,000 within 12, 24 and 36 months, respectively).

As of October 31, 2023, the C Notes of $12,189,320 are currently in default as they are beyond their payment terms. The Company is seeking to extend the maturities of the notes.

On September 16, 2016, the remaining $8,000,000 for the D Note was received less expenses. The Company already issued C Notes ($2,000,000) which upon closing became part of the D Note amounting to $10,000,000. In addition, the Company issued a Warrant to purchase shares of capital stock of the Company representing up to 56% of the then issued and outstanding shares on a converted and fully diluted basis. The exercise price is to be the lower of 70% of the price sold in an equity offering, or $1.25 per share, subject to adjustments. The minimum initial exercise of the warrant being at least $5,000,000 and at least 5% of the capital stock. In January 2019, the D Note was converted into shares of Series D Preferred Stock at a conversion price of $1.25.

In addition, the Investor (defined in Note 15) was granted voting proxies by holders of a majority of the shares of the Company’s common stock outstanding, permitting the Investor to veto certain financing or asset transactions for a period of two years. The Amendment provides that the subscriber may appoint two additional Board Members and the Chairman of the Board, Veto Rights for any subsequent financing, sale, a change of control or other arrangement, and Equity Bonus Shares.

The Company accounted for the D Note transaction in accordance ASC 470 and ASC 815. The proceeds were allocated based on the fair value of the note, warrant, equity bonus, and a conversion feature using the Black-Scholes calculation as of the date of the transaction. Thus, the D Note was valued at $3.1 million net of deferred financing charges of approximately $125,000 at issuance. The fair value of the note was calculated using the Black-Scholes method.

During the three months ended October 31, 2023 and 2022, the Company recorded $89,348 and $107,094 of convertible note interest expense, respectively, recorded to interest expense on the statements of operations.

9.	DERIVATIVE LIABILITIES

The Company determined that the anti-dilution feature of the Line of Credit (see Note 7) should be recognized as a free- standing instrument that meets the definition of a derivative under ASC 815. Accordingly, the Company recorded the value of the anti-dilution feature as a derivative liability which will be stated at fair value at each reporting period with changes in fair value being recorded as a marked-to-market adjustment in the Company’s statement of operations.

The fair value of the derivative liability – Line of Credit is estimated using a Monte Carlo pricing model with the following assumptions:

	October 31, 2023	July 31, 2023
Market value of common stock	$0.03	$0.03
Expected volatility	75.9%	75.9%
Expected term (in years)	1.26	1.51
Risk-free interest rate	5.26%	5.03%

10.	STOCKHOLDERS’ EQUITY

Common Stock — In September 2016, the Company increased the number of authorized shares for common stock from 17,500,000 shares to 31,000,000 including 1,000,000 shares of non-voting common stock. Dividends on common stock will be paid when and if declared by the Board of Directors, subject to restrictions of any other equity security. Each holder is entitled to vote on all matters except for matters exclusively related to other securities. Each holder is entitled to one vote for each common share held. The Company at all times reserves enough common stock to affect a conversion of the shares of other securities into common stock.

On February 3, 2020, the Company entered into a Line of Credit Loan Agreement with RP Finance, which provides a revolving commitment of up to $50,000,000 to fund clinical trials and other capital needs. In connection with entering into the Line of Credit Agreement, the Company issued to RP Finance 261,231 shares of its common stock representing 12% of the issued and outstanding shares of common stock. The shares were valued, through a third-party valuation, at a price of $19.5 a share, or $5,112,297.

During the three months ended October 31, 2023 and 2022, the Company issued 0 shares.

Convertible Preferred Stock — In September 2016, the Company increased the number of authorized shares for preferred stock from 100,000,000 shares to 300,000,000 shares. Dividends will be paid when and if declared by the Board of Directors, subject to restrictions of various equity and debt securities. The Company has not declared any dividends on any class of its preferred or common stock. Each preferred stockholder is entitled to vote based on the number of shares held as if converted to common stock. Certain series of preferred stock require separate approval of a majority of the holders of that series. For changes in articles of incorporation, the majority of preferred stockholders must approve any actions. The various series of preferred stock have convertible features which provide for mandatory or automatic conversions to common stock and non-mandatory conversions to common stock or other securities. Each issue provides for a conversion formula which is based on the lower of the started conversion rate or a rate based on the new equity offering. In the event of a liquidation, certain series of preferred stock would receive its stated liquidated values before other series and preferred stock would receive liquidated values prior to the common shareholders. Neither the Company nor the holder of the preferred stock have the right to redeem or cause the redemption of the preferred stock.

The following summarizes the Preferred Stock:

	October 31, 2023			July 31, 2023
Series	Shares Authorized	Shares Issued	Liquidation Preference	Shares Authorized	Shares Issued	Liquidation Preference
A	6,050,000	3,057,500	$3,057,500	6,050,000	3,057,500	$3,057,500
B-1	1,892,072	1,513,658	1,892,073	1,892,072	1,513,658	1,892,073
B-2	17,500,000	10,000,000	10,000,000	17,500,000	10,000,000	10,000,000
B-3	30,000,000	10,000,000	10,000,000	30,000,000	10,000,000	10,000,000
B-4	10,400,000	4,940,600	6,175,750	10,400,000	4,940,600	6,175,750
C	25,000,000	6,369,442	7,961,803	25,000,000	6,321,312	7,901,640
D	131,000,000	60,673,087	75,841,359	131,000,000	60,673,087	75,841,359
	221,842,072	96,554,287	$114,928,485	221,842,072	96,554,287	$114,686,322

The above tables include 221,842,072 in shares authorized under their respective series as of October 31, 2023; however, the Company has 300,000,000 shares authorized for all series of Preferred Stock.

The following are the various classes of Preferred Stock that the Company has issued:

Series A – Contemporaneous with the merger in 2002 as discussed in Note 1, the Company issued 3,057,500 shares of $.001 par value Series A Convertible Preferred Stock (“Series A Preferred”) to a group of investors for $1.00 per share. Each share of Series A Preferred is convertible into common stock at a conversion price of $10.00 per share. Series A Preferred is automatically converted into common stock upon the effectiveness of the Company’s filing of an S-1 registration statement with the Securities and Exchange Commission or from the written notification of a majority of the holders of the Series A Preferred share. The conversion price is adjusted for dilutive issuances subject to certain exclusions.

Series B-1, B-2 and B-3 – Prior to 2009, two investors made investments in units, each unit consisting of common stock with a liquidation preference and non-callable warrants. The issuance of Series B-4 Convertible Preferred Stock in 2009 (“Series B-4 Preferred”), for the investment prior to 2009 a total of 17,713,658 units were exchanged for shares of Series B-1, B-2 and B-3 Convertible Preferred Stock and non-callable warrants. In 2011, the Company issued an additional 3.8 million units. Series B-1, B-2 and B-3 were entitled to appoint two members of the Board of Directors. As of July 31, 2019, the warrants have either expired or were exchanged for common stock.

Series B-4 – In 2009, a group of investors invested $6,175,750 for 4,940,620 units of Series B-4 Preferred shares and non-callable warrants. Each warrant provides for the purchase of Series B-4 Preferred at $1.375 per share. Such warrants expired December 2013. The Preferred Series B-4 Preferred Stock shareholders and the Company entered into an Investor’s Rights Agreement providing certain registration rights, rights of participation in subsequent financings excluding among other items underwritten public offerings. Additionally, the Preferred Series B-4 conversion (to common stock) price is adjusted for certain dilutive issuances until the Company receives proceeds of $10 million in equity. In addition, the Company issued non-callable finder warrants to purchase up to 518,764 shares of Series B-4 Preferred, of which 172,922 expired in December 2013 and 345,842 expired on December 31, 2016.

The Series B Preferred have a liquidated value superior to Series A Preferred and will automatically convert if there is a firm commitment of a fully underwritten public offering of at least $10 million or if the majority of the Series B Preferred holders (of which the B-1, B-2 and B-3 equaled the majority) agreed to convert.

Series C –The Series C Preferred Stock will automatically convert into common stock in the event of a qualified public offering providing at least $20,000,000 and the common shares are traded on a nationally recognized exchange. The Series C Preferred Stock will also automatically convert to common stock upon the written consent of the majority of outstanding shares of the Preferred Stock voting as a single class. Holders of C Notes can convert into Series C Preferred and warrants to purchase Series C Preferred Stock. No C Notes have converted into Series C Preferred Stock.

Series D – The Series D Preferred shares will automatically convert into common stock in the event of a qualified public offering which is underwritten by an underwriter of international standing and traded on an internationally recognized exchange or NASDAQ, and such underwriting has a minimum equity valuation of $200,000,000 and results in aggregate cash proceeds of not less than $50,000,000. The Series D Preferred shares will also automatically convert to common stock upon the written consent of the majority of outstanding shares of the Series D preferred shares. The holder of the Series D Preferred shares has liquidation rights superior to other shareholders equal to the Original Issuance Amount based on $1.25 per share. As of July 31, 2023, 60.7 million shares of Series D Preferred stock were issued upon partial exercise of the Series D Warrant and the conversion of the D Note plus accrued interest.

11.	WARRANTS

Preferred Convertible Series C Warrants — The warrants were issued in connection with Series C Convertible Notes. The notes convert into “Series C Units.” Each unit is comprised of one share of the Company’s Series C Convertible Preferred Stock (“C Preferred stock”) at a conversion price of $1.25 per unit, and one warrant to purchase one share of the Company’s C Preferred Stock at an exercise price of $1.375 per share. The warrants expire four years from the initial date of the note unless amended. The Company has extended the expiration dates on certain warrants (see below). In October 2020, the Company received $3,013,028 as a deposit for the exercising of certain C warrants. In December 2020, 6,321,194 C warrants were exercised at a price of $1.375 for a total of $8,691,642 and 2,410,922 C warrants were forfeited. The Company received $7,134,514 in cash and converted $1,557,128 of accrued expenses and related party payables in 2020. The remaining 3,253,948 C warrants expired in February 2022.

Preferred Convertible Series D Warrant — The warrant was issued in connection with the September 16, 2016 private offering which resulted in the issuance of a $10,000,000 D Note. The warrant is for the purchase of up to 56% of the then issued and outstanding stock of the Company on an as-converted and fully diluted basis. The exercise price of the warrant is the lower of 70% of the price sold in an equity financing, or $1.25 per share, subject to certain adjustments. The minimum initial and subsequent exercises of the warrant shall be for such number of shares that will result in at least $5,000,000 of gross proceeds to the Company, or such lesser amount as represents 5% of the outstanding capital stock, or such lesser amount as may then remain unexercised. The warrant will expire upon the earlier of August 15, 2021 or a qualified IPO or liquidation event. On January 28, 2021, Rafael Holdings, Inc. partially exercised warrants to maintain the 51% ownership percentage and purchased 7,298,950 shares of the Company’s Series D Preferred Stock for $9,123,688.

As of October 31, 2023, the Warrant holder owns 60,673,087 shares of Series D Preferred Stock.

12.	OPTIONS

In 2009, the Company established the 2009 Stock Incentive Plan (“2009 Plan”) providing for the additional granting of incentive stock options and non-qualified options to purchase the Company’s common stock. A total of 550,000 shares were authorized under the 2009 Plan and 102,410 shares are available for grant as of October 31, 2023. In 2018, the Company established the 2018 Stock Incentive Plan (“2018 Plan”) providing for the additional granting of incentive stock options and non-qualified options to purchase the Company’s common stock. A total of 450,000 shares were authorized under the 2018 Plan. In 2019, the 2018 plan was amended and an additional 200,000 shares were authorized for a total of 650,000 authorized shares and 118,249 shares are available for grant as of October 31, 2023.

The Company follows the provisions of the ASC Topic 718, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and non-employee directors, including employee stock options. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of ASC 718 is generally recognized as an expense over the requisite service period.

During the period from August 1, 2023 to October 31, 2023, there were no stock options granted.

The Company utilizes the Black-Scholes valuation method to value stock options and recognize compensation expense over the vesting period. The expected life represents the period that the Company’s stock-based compensation awards are expected to be outstanding. The Company uses a simplified method provided in Securities and Exchange Commission release, Staff Accounting Bulletin No. 110, which averages an award’s weighted average vesting period and contractual term for “plain vanilla” share options. The expected volatility was estimated by analyzing the historic volatility of similar public biotech companies in the oncology field, considering the state of product completion. The Company used an estimated forfeiture rate of 10%.

No related tax benefits were recorded for the years ended July 31, 2023 and 2022. Generally, options are granted with an exercise price at, or in excess of, the fair value of the common stock at the date of issuance. Options typically vest over a one- to four-year period in equal increments and expire not more than 10 years after the grant date.

The Company recorded stock-based option compensation in the statements of operations as follows (in thousands):

	For the Three Months ended October 31,
	2023	2022
General and administrative	$43	$44
Research and development	211	284
Total	$254	$328

A summary of option activity for the combined plans for the years ended July 31, 2023 and 2022, and the change for the years then ended, is presented as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of Options	Exercise Price	Contract Terms (Years)
Options outstanding - July 31, 2022	10,654,664	2.38	5.7
Granted	-	-	-
Forfeited	(261,250)	2.50	-
Expired	(100,000)	1.25
Options outstanding - July 31, 2023	10,293,414	2.39	5.7
Granted	-	-	-
Forfeited	-	-	-
Expired	(250,000)	1.25
Exercised	-	-	-
Options outstanding - October 31, 2023	10,043,414	2.42	4.6
Options vested and expected to vest - October 31, 2023	9,930,055	2.41	-
Options exercisable - October 31, 2023	8,909,814	2.34	-

Other Options — The Company has issued other options to investors and others as finders’ fees (collectively) in connection with prior capital raises.

In connection with the Company’s 2003 common stock offerings, the Company entered into an option agreement with an individual in connection with identifying investors. The option agreement grants the right to purchase an option (a “Purchase Option”) to purchase 472,000 Class A Options (“Class A Options”), which allows the purchase of 0.25 shares of common stock for each Class A Option at $11.00 per share. In order to secure this Class A Option, a Purchase Option must initially be purchased for $.005 per potential share of Class A options. Upon exercise of each Class A Option, a right is granted to one Class B Option (“Class B Options”), which allow the purchase of 0.25 shares of common stock for each Class B Option at $12.50 per share. The expiration date of the Class A Options is the later of October 29, 2005 or six months from the date the Company’s shares become publicly traded. The Class B Options expire 180 days from the exercise of the Class A Options.

In 2003, 625,000 options (the “Options”) were granted at a strike price of $11.00 per share to a 2003 investor. These Options are set to expire 180 days following the closing of an IPO, or from the date the Company’s shares become publicly traded.

13.	INCOME TAXES

As of July 31, 2022, the Company has approximately $208,600,000 of federal NOLs that will begin to expire in 2023 and approximately $6,200,000 of New Jersey NOLs that will begin to expire in 2043. The federal NOLs generated in the current year will not expire. The Company has undergone ownership changes and has determined that a “change in ownership” as defined by IRC (“International Residential Code”) Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, did occur during 2008. Accordingly, about $19,875,000 of the Company’s NOLs carryforwards are limited and the Company can only use $3,601,883 for the first five years from the ownership change and $1,488,550 per year going forward. Therefore, all of the limited NOLs are now available. The Company has R&D credit carryovers for federal and New Jersey of approximately $11,826,000 and $411,000 respectively. The federal will begin to expire in 2029 and the state in 2043.

The Company did not have a liability related to unrecognized tax benefits as of October 31, 2023 and July 31, 2023. Further, because the Company has recorded a full valuation allowance on its net deferred tax assets, the effect of implementing FASB Interpretation No. 48 (“FIN 48) would have simply been a reduction of such allowance by the amount. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

The Company records interest accrued and penalties related to unrecorded tax benefits in the interest expense and the operating expense. The Company had not accrued any interest or penalties related to unrecognized benefits. The Company is no longer subject to federal income tax assessment for years before 2020 and 2019 for New Jersey income tax assessment. However, since the Company has incurred NOLs in every year since inception, all of its income tax returns are subject to examination and adjustments by the Internal Revenue Service for at least three years following the year in which the tax attributes are utilized. The Company does not believe that there will be a material change in its unrecognized tax positions over the next 12 months.

14.	COMMITMENTS

License Agreements — The Company is a party to two license agreements in connection with certain technology being used for products under development and is required to make certain annual maintenance payments. In addition, royalty payments, calculated on a low single digit percentage of net sales, as defined in the respective agreements, will be required upon the commercialization of licensed technology. Sublicensing fees are calculated and due based upon a percentage of gross sublicense fees. The Company expenses license obligation payments to research and development on the statements of operations.

One worldwide license agreement requires the Company to reimburse the other party for costs associated with filing and defending various patents worldwide. Payment obligations under this license agreement remain in effect until the last underlying patents granted under the license agreement expire in their respective countries. Currently, the last patent expired in 2019. License maintenance fees are currently $20,000 per year and continue for the term of the agreement. The license maintenance fees are replaced by minimum royalties of $10,000 during the first year following governmental approval to market products and escalate to $1,000,000 during the term of the agreement. The Company is also responsible for sub licensing fees. The Company may credit each annual license maintenance fee in full against all royalties and sublicensing fees due during the same calendar year. The Company may terminate the license agreement upon 90 days’ notice. Either party may terminate the license agreement if the other party commits any material breach of any covenant or promise and does not cure such breach within 30 days of the receipt of written notice of such material breach. In May 2017, the Company renegotiated the agreement referred to as the “second license.” In exchange for a waiver of certain product development milestones, the Company modified the agreement to pay a low single digit percentage royalty for a duration of five years on Net Sales of product sold after the expiration of the licensed patent and potentially up to eight years. As of October 31, 2023, there are no products being marketed which are covered by the patents under the license agreement.

The remaining minimum payments required under the license agreement, assuming the agreements are not terminated by the Company, excluding any escalation for receiving government marketing approval subsequent to July 31, 2018, are $20,000 per year. The agreement may continue until January 1, 2029 (if not earlier terminated).

The Company’s second license continues until the termination of the later of the last to expire patent or royalty obligation under the agreement on a country-by-country basis (currently, or as otherwise provided in the license agreement). Fifty percent of the maintenance fee payments, up to $1.1 million, may be credited against the potential future royalty payments, calculated on a single digit percentage of net sales, as defined, that the Company would have to make to the license holder should royalties be paid. The agreement may be terminated on 15 days’ written notice after default by the other party if said default is not cured within 30 days of receipt of notice by the defaulting party. In addition, the Company may terminate the agreement on 15 days’ written notice to the license holder. Royalties are due based on Gross Sales, as defined, for products sold relating to patented and unpatented technology, and shall terminate on the 15th anniversary of the first commercial sale of the product in the corresponding country or territory. Sublicense payments are due in connection with any sublicense fees received relating to patented and non-patented products related to the patented technology and proprietary know-how, as provided in the agreement. As of July 31, 2023, there were no products being marketed which are covered by the patents under the license agreement. There were no additional annual license maintenance fees required beyond 2010.

In addition, Ventures (as discussed in Note 1) had an operating agreement with Altira Capital and Consulting LLC (“Altira”) that provided for the payment of royalties to Altira in exchange for the assignment of intellectual property to the Company. At the time of the operating agreement, Altira was owned by two officers (the Chief Executive Officer and the President) of the Company. The operating agreement was terminated when Ventures and the Company merged in 2002. At the merger date, the Company agreed to continue the specific section of the operating agreement dealing with the payment of royalties to Altira, including the establishment of a royalty pool for certain inventors. Altira would receive a royalty as part of a newly created inventor’s royalty pool to include specific inventors of Company technology for the products and services developed in part by certain Altira principals and other inventors. The Company is obligated to pay royalties based upon percentage (low single digit) of net sales, as defined in the royalty agreement. The royalty obligations remain in effect, on a country-by-country basis, until the last to expire patent claims associated with such products and services expire or are no longer in force. No payments have been made in connection with a royalty pool. As of October 31, 2023, the last to expire patent claim is to remain in force until fiscal 2034.

Lease Obligations — The Company entered into a 10-year lease agreement on June 1, 2006 for office and laboratory space in Cranbury, New Jersey. Such agreement’s initial term expired during July 2016 and was amended in September 2016. The amended lease agreement renews the lease for an additional seven years commencing on August 1, 2016 and ending on July 31, 2023, which was extended July 2023 to commence on November 30, 2023.

On September 8, 2023, the Company entered into a lease agreement for the purposes of leasing office space for a two-year period ending September 30, 2025. Monthly rental payments are $2,581. The agreement does not contain an option for extension.

The assets and liabilities from operating leases are recognized at the commencement date based on the present value of remaining lease payments over the lease term using the Company’s secured incremental borrowing rates or implicit rates, when readily determinable. Short-term leases, which have an initial term of twelve months or less, are not recorded on the balance sheet.

The Company’s operating leases do not provide an implicit rate that can readily be determined. Therefore, the Company used an incremental borrowing rate determined using the Company’s most recent borrowing rate for their convertible loan.

Operating Leases

The Company’s weighted-average remaining lease term relating to its operating leases is 1.9 years, with a weighted-average discount rate of 7.5%. The Company incurred lease expense for its operating leases of $2,851 and paid cash in the amount of $2,851 during the three months ended October 31, 2023.

The following table presents information about the amount, timing and uncertainty of cash flows arising from the Company’s operating leases as of October 31, 2023(in thousands):

Maturity of Lease Liabilities
For the 12 months ended October 31,:	Total

2024	$23
2025	31
2026	5
Total undiscounted operating lease payments	59
Less: Imputed interest	4
Present value of operating lease liabilities	55
Less: current portion	27
Non-current portion	$28

Rent expense amounted to $73,790 and $70,953 for the three months ended October 31, 2023 and 2022, respectively.

Separation Agreement — On September 6, 2023, the Company entered into a separation agreement with its Chief Executive Officer, who left the organization on December 15, 2023. Executive and the Company have agreed that effective as of September 6, 2023, Executive will cease to serve as the Company’s President and Chief Executive Officer and will become and serve as the Company’s Executive Vice Chair. Executive and the Company agree that unless earlier terminated by either of the Parties, Executive’s employment with the Company shall terminate effective as of the close of business on December 15, 2023. The agreement included separation pay, which will be paid following the terminate date, which will be paid in 24 substantially equal semi-monthly installments in accordance with the Company’s regular payroll schedule beginning no later than the second payroll date following the effective date of the Affirmation. Executive will be credited with an additional 12 months of vesting with respect to his outstanding option awards.

15.	FORGIVENESS OF ACCOUNTS PAYABLE

On August 24, 2023, the Company entered into a settlement agreement with a vendor, resulting in the vendor agreeing to waive any further payment on any outstanding invoices totaling the amount of $2,100,850. The Company removed the $2,100,850 from accounts payable and recorded a gain on forgiveness of accounts payable in the statements of operations.

16.	RELATED PARTY TRANSACTIONS

On January 16, 2016, CS Pharma Holdings, LLC (“CS Pharma”), a subsidiary of IDT Corporation and/or IDT Corporation (the “Investor”) and the Company entered into a subscription agreement for the issuance of up to a $10,000,000 D Note to the Investor which was convertible into Series D Preferred Stock subject to due diligence and the conversion of a prior $500,000 advance to a C Noteholder. On March 31, 2016, the Company entered into the First Global Amendment to the Loan Document providing for an additional $1,500,000 of funds to the Company in exchange for the issuance of an additional C Note in the same amount which was issued on April 13, 2016. After completion of due diligence and negotiations, on September 16, 2016, the Investor provided the remaining $8,000,000 less expenses. The Company cancelled both C Notes and issued a Series D Note in the amount of $10,000,000. The D Note, including the unpaid interest, has a maturity date of two years. In addition, the Company issued a warrant to the Investor to purchase up to 56% of the outstanding capital stock of the Company. An equity bonus was granted to be calculated based on 10% of the outstanding capital stock subject to certain milestones. In addition, the Investor was granted voting proxies by holders of a majority of the shares of the Company’s common stock outstanding permitting the Investor to veto certain financing or asset transactions for a period of two years. The Amendment provided that the subscriber may appoint two additional Board Members and the Chairman of the Board, as well as Veto Rights for subsequent financing, sale, a change of control or other arrangement, and Equity Bonus Shares.

In March 2018, IDT Corporation spun off a former subsidiary to an independent public company, Rafael Holdings, LLC, which acquired upon spin off, interests/rights in Cornerstone Pharmaceuticals, Inc. through a 90%-owned non-operating subsidiary, IDT- Rafael Holdings, LLC (“IDT-Rafael Holdings”). IDT-Rafael Holdings holds the Preferred Convertible Series D Warrant to purchase a significant stake in Cornerstone Pharmaceuticals, Inc., as well as other equity and governance rights in Cornerstone Pharmaceuticals, Inc., and owns 50% of CS Pharma, a non-operating entity which holds the convertible debt and other rights to purchase equity interests in Cornerstone Pharmaceuticals, Inc.

The Company’s Chairman of the Board of Directors (appointed in April 2016), Mr. Howard Jonas, who is also the current Chairman of the Board of the Investor, held jointly with his spouse $525,000 in C Notes as of July 31, 2018. In addition, an affiliated foundation held an additional $525,000 of C Notes. These C Notes are recorded on the Balance Sheet under Convertible notes.

On February 3, 2020, the Company entered into a Line of Credit Agreement with RP Finance, which provides a revolving commitment of up to $50,000,000 to fund clinical trials and other capital needs. Rafael Holdings, Inc. owns 37.5% of the equity interests in RP Finance and is required to fund 37.5% of funding requests from the Company under the Line of Credit Agreement. Howard Jonas owns 37.5% of the equity interests in RP Finance, and is required to fund 37.5% of funding requests from the Company under the Line of Credit Agreement. The remaining 25% equity interests in RP Finance is owned by other shareholders of the Company (see Note 7).

Altira (see Note 14), a significant investor, is owned by an officer and director of the Company, a former officer and director of the Company and two other significant investors/directors (herein the “Two Investors”) who became partners in Altira in 2004. In June 2006, a company controlled by the Two Investors, Cedar Brook East Corporate Center, L.P., leased a facility to the Company under a 10- year non-cancelable lease (see Note 14) which renewed in 2016. The amended lease agreement renewed the lease for an additional seven years commencing on August 1, 2016 and ending on July 31, 2023, which was extended July 2023 to commence on September 30, 2023 (see subsequent events). Altira is entitled to receive royalties on net sales as described in Note 14. The Two Investors continued to invest in the preferred stock issuances and make advances to the Company.

The Company pays $40,000 per month in management fees to Rafael Holdings, Inc. for accounting and other administrative functions. Rafael Holdings, Inc. is the parent company of Pharma Holdings. At both July 31, 2023 and 2022, the Company owed $720,000 to Rafael Holdings, Inc. During the three months ended October 31, 2023 and 2022, there were $0 of related parties’ advances, respectively.

As of October 31, 2023, the remaining balance due to related parties was $1,288,522.

17.	SUBSEQUENT EVENTS

The Company evaluated events that have occurred from the date of the financial statements through the date the financial statements were available to be issued.

Subsequent to the balance sheet date, the Company submitted several proposed restructuring transactions for stockholder approval. The transactions, includes minority stockholder rights offering, conversion of convertible notes plus accrued interest through date of the transaction in the amount of $15,514,631 to common stock, converting all preferred stock to common stock, conversion of related parties’ debt plus accrued interest through the date of the transaction in the amount of $32,730,465 to common stock, additional investment of $1,500,000 from a related party in exchange for common stock at a set transaction price. This transaction included a reverse stock split to the ratio of 10:1. All references to common shares and common per share amounts presented have been adjusted retroactively to reflect the stock split. Included in these transactions was an amendment to the first Line of Credit, limiting the Company to the amount already drawn, removing the anti- dilution protections and extending the maturity date to May 31, 2028. The Company received approval and closed these transactions on March 13, 2024. As a result of these transactions, Rafael Holdings, Inc. and its affiliates became the controlling shareholders of the Company.

On March 26, 2024, the Company’s Board of Directors approved and appointed a new Chief Executive Officer.

On May 7, 2024, the Company received a Termination Notice of License Agreement from Ono Pharmaceutical Co., Ltd (“Ono”) relating to the license agreement dated June 25, 2019, which gave Ono exclusive license to develop, manufacture, and commercialize CPI-613(Devimisitat) in Asia. Ono formally notified the Company that they determined to discontinue the development of CPI-613 licensed under this agreement and as a result, Ono is terminating the agreement.